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                                        Press Release



FOR IMMEDIATE RELEASE                   Contact:  Martha A. Buckley
                                                  Foamex International Inc.
                                                  (610) 859-2952




                    FOAMEX RESOLVES 'CHANGE OF CONTROL' ISSUE

                 Reaches Agreement with The Bank of Nova Scotia
                     for Orderly Transition of Pledged Stock


      LINWOOD, PENNSYLVANIA,  July 31, 2000 - Foamex International Inc. (Nasdaq:
FMXI), the leading manufacturer of flexible polyurethane and advanced polymer foam products, announced today that it has reached an agreement with The Bank of Nova Scotia relating to the shares of Foamex Common Stock pledged to the Bank by an affiliate of Trace International Holdings, Inc., which is in bankruptcy. The agreement provides for a transfer of the Foamex shares pledged to the Bank which avoids triggering the "change of control" provisions in the Foamex subsidiaries' credit agreements and the indentures for their public debt.

      Under the agreement, the Bank will become the owner of less than 25% of the outstanding shares of Foamex Common Stock. The remainder of the Foamex Common Stock pledged to the Bank will be exchanged for a new class of Non-Voting Convertible Preferred Stock of Foamex. The Non-Voting Preferred Stock will not be entitled to dividends unless Common Stock dividends are declared.

      These transactions are conditioned upon a settlement agreement between the Bank and the Trustee for Trace being approved by the U.S. Bankruptcy Court for the Southern District of New York. Upon completion of the transaction, Trace will no longer own any shares of Foamex Common Stock.

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      Jack Johnson, President and Chief Executive Officer of Foamex, stated, "We are extremely pleased by the successful resolution of the "change of control" issue that was created by the Trace bankruptcy. We are especially grateful to The Bank of Nova Scotia for working so diligently with us to effect a solution that is positive for all parties. We believe that completion of this transaction will instill greater confidence in Foamex by our customers, suppliers, creditors and shareholders."

      Foamex, headquartered in Linwood, Pennsylvania, is the world's leading producer of comfort cushioning for bedding, furniture, carpet cushion and automotive markets. The company also manufactures high-performance polymers for diverse applications in the industrial, aerospace, electronics and computer industries as well as filtration and acoustical applications for the home. Revenues for 1999 were $1.3 billion. For more information visit the Foamex web site at http://www.foamex.com.

      This press release contains forward-looking information, and actual results may materially vary from those expressed or implied herein. Factors that could affect these results include those mentioned in the Company's reports filed with the Securities and Exchange Commission.